BNC Bancorp and Bank of North Carolina appoint Rick Callicutt as President and Chief Executive Officer

---Swope Montgomery announces retirement plans

High Point, N.C. April 12, 2013 / PR Newswire – BNC Bancorp (Nasdaq: BNCN) (“BNC”) announced the appointment of Richard D. Callicutt II as its President and Chief Executive Officer effective June 11, 2013. Mr. Callicutt was also appointed as Chief Executive Officer of Bank of North Carolina effective June 11, 2013 (the “Bank”).

Mr. Callicutt has served as Executive Vice President and Chief Operating Officer of BNC and the Bank since inception and as President the Bank for the past three years. Mr. Callicutt also serves on the Board of Directors of both BNC and the Bank.

W. Swope Montgomery, Jr. will continue to serve as President and Chief Executive Officer of BNC Bancorp until his planned retirement on June 11, 2013, his 65th birthday. Following his retirement Mr. Montgomery plans to remain on the Board of Directors of BNC and the Bank as Vice-Chairman and to serve as a consultant to both BNC and the Bank.

W. Swope Montgomery, Jr. commented: “I am comforted knowing we have a proven, results-oriented leader as my successor”. Thomas R. Sloan, Chairman of the Board of Directors of BNC and the Bank added: “While I am extremely proud of our success under Swope, I am also very confident about the future under the direction of Rick Callicutt”.

As part of the restructuring of executive management, effective July 1, 2013, David B. Spencer will serve as Senior Executive Vice President and Chief Financial Officer and Ronald J. Gorczynski will assume the title of Executive Vice President and Chief Accounting Officer of both BNC and the Bank. Also, effective July 1, 2013, Michael L. Bryan will serve as Executive Vice President and Chief Information Officer of the Bank, William M. Connolly will be promoted to Executive Vice President and NC Southern Region Market President for the Bank, and J. Reid Marks will be promoted to Executive Vice President of NC Northern Region Market President for the Bank.

Forward Looking Statements

The press release contains forward-looking statements. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, factors affecting BNC and Bank of North Carolina are discussed in BNC's filings with the Securities and Exchange Commission (the "SEC"), including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. You may review BNC's SEC filings at www.sec.gov. BNC does not undertake a duty to update any forward-looking statements made in this press release.

About BNC Bancorp and Bank of North Carolina

BNC Bancorp is the parent company of Bank of North Carolina, an approximately $3.08 billion-asset commercial bank.  Bank of North Carolina provides banking and financial services to individuals and businesses through its 35 full-service banking offices in North and South Carolina.  The Bank’s eight locations in South Carolina operate as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp's common stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."